Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAVMED INC.

Pursuant to Section 242 of the

General Corporation Law of Delaware

The undersigned Chairman of the Board and Chief Executive Officer of PAVmed Inc. (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is PAVmed Inc.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment of Certificate of Incorporation of the Corporation, each thirty (30) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, each stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Split shall instead be entitled to receive one additional whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: Upon the Effective Time, the Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following new first paragraph of Article FOURTH in lieu thereof:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 45,000,000 of which 25,000,000 shares shall be Common Stock of the par value of $.001 per share and 20,000,000 shares shall be Preferred Stock of the par value of $.001 per share.”

FOURTH: This Certificate of Amendment of Certificate of Incorporation of the Corporation shall become effective as of January 2, 2026 at 12:01 a.m.

FIFTH: The foregoing amendment to the Corporation’s certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 30th day of December, 2025.

/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.
Title:	Chairman of the Board and Chief Executive Officer